Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:  Scott D. Winters

Director—Investor Relations

713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2006 CAPITAL BUDGET, GUIDANCE AND BOARD APPROVED
AUTHORIZATION TO REPURCHASE STOCK

HOUSTON, Texas, December 6, 2005 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces today that its Board of Directors has approved a $430 million capital budget for 2006 and has authorized a stock repurchase program of up to $500 million. In addition, the Company is announcing detailed operational and financial guidance for the full year 2006.

“The 2006 capital budget supports PXP’s growth program by funding active drilling programs in all of our core operating areas. We expect production to grow in 2006 and with the higher margins resulting from better oil price differentials and our vastly improved hedged position we anticipate cash flow in excess of our capital budget,” commented James C. Flores, PXP’s Chairman, President and Chief Executive Officer. “We look forward to the opportunity to carefully invest PXP’s excess cash flow to create shareholder value. In particular, we are pleased to announce that our Board has authorized up to $500 million of stock repurchases. We believe that allocating excess cash flow to repurchase PXP stock is a very sound investment that benefits all of our shareholders as we continue to grow the value of our assets.”

2006 Capital Program

Approximately 55 to 60 percent of the capital budget is earmarked for development and production of existing proved reserves. Spending on exploitation projects is expected to be about 20 percent, with exploration spending, primarily in the deep water Gulf of Mexico lower Miocene trend, accounting for the remainder of the capital budget.

In California PXP will drill about 300 total wells in 2006, a well count level very similar to 2005. Of the 300 California wells, about 65 to 75 percent will be in the San Joaquin Valley (SJV) and 25 to 35 percent in the Los Angeles Basin (LAB). In offshore California, drilling will include four wells in the Point Pedernales Field and an additional Rocky Point Field extended reach near

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horizontal well which is now in progress. San Joaquin drilling will encompass both development of existing tertiary recovery steamfloods as well as expansion and initial development of new primary recovery and steamflood projects. Los Angeles Basin drilling will be concentrated in the large Inglewood Field with a mix of shallow waterflood development drilling as well as expansion of deeper waterflood and primary recovery zones. In the Eastern Development Unit four to six Breton Sound exploitation wells are anticipated, including wells pushed out of 2005 due to hurricane impacted schedule delays. Also in the Eastern Development Unit, additional low risk development drilling will occur in the Pakenham Field of West Texas as well as some higher risk targeted prospects elsewhere in Texas. In the deep water Gulf of Mexico, multiple wells are expected to be drilled in the first quarter, with a total of four to eight wells expected in 2006.

Contracts for rigs, drilling and completion services, and tangible material, as well as long lead time, non-routine permits, are largely in hand for the execution of the 2006 drilling and capital investment program.

2006 Outlook

For the detailed 2006 full-year guidance, please refer to the Form 8-K filed today with the Securities and Exchange Commission.

Production

PXP reaffirms the production guidance of 70,000 to 80,000 barrels of oil equivalent per day (BOEPD) originally issued September 1, 2005. Production excluding gas volumes used as fuel in thermal recovery operations is estimated to be 67,000 to 77,000 BOEPD. Effective January 1, 2006, PXP will adopt the Emerging Issues Task Force Issue No. 04-13 (“EITF 04-13”), “Accounting for Purchases and Sales of Inventory with the Same Counterparty” which will change how PXP accounts for gas that it produces and exchanges with a third party for gas to be delivered and utilized as fuel in its thermal recovery operations in California. Since EITF 04-13 will reduce revenues and steam gas costs by the same amount it will not affect net income or cash flow.

Differentials

PXP estimates that 2006 oil price realizations will be approximately 83 to 87 percent of the NYMEX index price compared to the 80 to 83 percent for 2005 guidance. PXP estimates that gas price realizations will be approximately 96 to 100 percent of the Henry Hub index price compared to the 90 to 93 percent for 2005 guidance. Higher estimated gas price realizations are due primarily to adoption of EITF 04-13 as PXP will report less volumes of gas production in California as sales which will increase the proportion of its reported gas sales originating from the Gulf Coast and West Texas, which have lower differentials.

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Stock Repurchase Authorization

The Company’s Board of Directors has authorized the repurchase of up to $500 million of PXP common stock. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors. The Company expects that the funds for these purchases will come primarily from cash flow in excess of capital investments.

Conference Call

PXP will host a conference call to discuss the 2006 capital budget and other forward-looking items at 1:30 p.m. Central time today. Investors wishing to participate may dial 1-800-370-0740 or 1-973-409-9259. The replay will be available through December 20, 2005 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 6788085.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties

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associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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